UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

Varian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

The information in this report and the exhibit attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On October 29, 2008, Varian, Inc., a Delaware corporation, is issuing a press release announcing its financial results for its fiscal quarter and fiscal year ended October 3, 2008, and is subsequently holding a webcast conference call regarding those financial results. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.05	Costs Associated with Exit or Disposal Activities

In order to reduce operating costs and increase margins, on October 29, 2008, the management of Varian, Inc. (the “Company”) committed to a plan to reduce its employee headcount (the “Plan”).

The Plan involves the termination of approximately 35 employees, primarily located in Europe, and will result in pretax restructuring and other related costs totaling between $2.5 million to $3.5 million. These costs will relate primarily to one-time termination benefits. The Company currently anticipates that these costs will be recorded and that the related actions will be substantially completed in the first half of fiscal year 2009. The restructuring costs include no non-cash components and are expected to be settled by the end of fiscal 2011.

Upon its completion, the Plan is expected to result in a reduction in our annual operating expenses of between $2 million and $3 million. These estimated cost savings are not expected to be fully realized until the second half of fiscal year 2009.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued October 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC. (Registrant)

By	/s/ G. Edward McClammy
G. Edward McClammy Senior Vice President and Chief Financial Officer

Date: October 29, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued October 29, 2008.